STERLING CONSTRUCTION COMPANY, INC.	EXHIBIT 10.2
Joseph P. Harper, Sr. Employment Agreement

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made to be effective as of  July 19, 2007 (the "Effective Date") by and between Joseph P. Harper, Sr. (hereinafter referred to as "Mr. Harper") and Sterling Construction Company, Inc. (hereinafter referred to as the "Company.")

Background

Mr. Harper has been an employee of the Company under an employment agreement that expired at the close of business on July 18, 2007 (the "Prior Agreement.")  Mr. Harper and the Company wish to enter into another employment agreement on the terms and conditions set forth herein.

THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Term & Transition.

1.1.
Mr. Harper's employment under this Agreement shall commence on the Effective Date and shall expire on the earlier to occur of (a) a termination of his employment pursuant to Section 8 (Termination by the Company) or Section 9 (Termination by Mr. Harper) below; or (b) 5:00 p.m. Central Time on December 31, 2010.

1.2.	Because this Agreement will be in effect for only a part of calendar year 2007, Mr. Harper's salary shall be pro rated as provided in Exhibit A, below.

1.3.	For calendar year 2007, the provisions of the Prior Agreement relating to vacation shall be superseded in their entirety by the provisions relating to vacation in this Agreement.

2.	Title, Reporting Relationship, Responsibilities & Place of Employment.

2.1.	So long as Mr. Harper is an employee of the Company under this Agreement —

2.1.1.	He shall be elected to the position or positions set forth on Exhibit A;

2.1.2.	He shall have the reporting relationship set forth on Exhibit A;

2.1.3.	He shall devote his full working time to diligently carrying out the duties and responsibilities set forth in Exhibit A to the best of abilities; and

2.1.4.	His place of employment shall be based in Houston, Texas except for required travel on the Company's business.

3.	Compensation.

3.1.
Cash Compensation.  Subject to the transition provisions for calendar year 2007 set forth in Exhibit A, below, so long as Mr. Harper is an employee of the Company under this Agreement, he shall be paid the Base Payroll Salary and shall be eligible to earn the Base Deferred Salary and the Incentive Bonus set forth in Exhibit A in accordance with the terms thereof.

3.1.1.	Base Deferred Salary and Incentive Bonus if and to the extent either is earned in a given year shall be paid after January 1 and before March 15 of the calendar year immediately following such year.

3.1.2.	All cash compensation shall be subject to legally-required and any voluntary withholdings and deductions.

3.2.
Benefits.  Mr. Harper shall be entitled to the same health, life insurance, disability and other like benefits as are made available to the Company's senior managers generally, and on the same terms and conditions.  He shall also be entitled to paid vacation time as set forth on Exhibit A.

Joseph P. Harper, Sr. Employment Agreement — continued

4.
Business Expense Reimbursement.  Mr. Harper shall be reimbursed in accordance with the Company's business expense reimbursement policy from time to time in effect for all reasonable business expenses incurred by him in the performance of his duties.

5.	Indemnification.

5.1.
Mr. Harper shall be indemnified by the Company with respect to claims made against him as a director, officer and/or employee of the Company and of any affiliate of the Company to the fullest extent permitted by the Company's charter, by-laws and the laws of the State of Delaware.

5.2.	The Company shall ensure that Mr. Harper is covered by a standard form directors and officers liability insurance policy obtained and maintained at no cost to Mr. Harper.

6.	Confidential Information.

6.1.
During his employment by the Company and thereafter, Mr. Harper shall not disclose to any person or entity Confidential Information (as defined below) except in the proper performance of his duties and responsibilities under this Agreement, or except as may be expressly authorized by the Board of Directors of the Company.

6.2.
For purposes of this Agreement, "Confidential Information" is defined as any information of the Company or its affiliates that derives independent economic value from not being generally known or readily ascertainable by proper means and includes, but is not limited to trade secrets, customer names and lists, vendor names and lists, business plans, marketing plans, non-public financial data, product specifications and designs, inventions, discoveries, processes, drawings, documents, records, software, or any information of a third party that is held by the Company or its affiliates under an obligation of confidentiality.

7.
Non-Compete Obligations.  For purposes of this Section 7 only, the term "the Company" shall include the Company's affiliates.  Mr. Harper's obligations with respect to competing with the Company and soliciting its employees shall be as follows (the "Non-Compete Obligations"):

7.1.
Mr. Harper shall not render services or advice, whether for compensation or without compensation and whether as an employee, officer, director, principal or otherwise, to any person or organization with respect to any product or service that is competitive with a product or service of the Company in which he was actively engaged during his employment by the Company or of which he has detailed knowledge; or with any planned business in which he had an active part in the planning or of which he has detailed knowledge.

7.2.
Mr. Harper shall not either directly or indirectly as agent or otherwise in any manner solicit, influence or encourage any customer of the Company to take away or to divert or direct its business to himself or to any person or entity by or with which he is employed, associated, affiliated or otherwise related (other than the Company.)

7.3.	Mr. Harper shall not recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment with or otherwise cease his or her relationship with the Company.

7.4.	The Non-Compete Obligations apply to the state of Texas and any other state in which the Company and its affiliates taken as a whole receives more than 10% of its annual revenues.

7.5.
Mr. Harper's obligations under this Section 7 shall continue (a) so long as he is an employee of the Company; and (b) after his employment terminates (whether by reason of the expiration of this Agreement or pursuant to Section 8 (Termination by the Company) or Section 9 (Termination by Mr. Harper)) below, or otherwise) for a period of twelve months; or for the period, if any, during which he is entitled to be paid his Base Payroll Salary, whichever period is longer.

Joseph P. Harper, Sr. Employment Agreement — continued

8.	Termination bythe Company. Prior to the expiration of this Agreement, the Company may terminate Mr. Harper's employment only pursuant to the following terms and on the following conditions:

8.1.	Without Cause. The Company may terminate Mr. Harper's employment Without Cause (as defined below) by giving him ninety days' prior written notice thereof, in which event —

8.1.1.	The Company shall continue to pay him his Base Payroll Salary then in effect through December 31, 2010 or for twelve full calendar months, whichever period is longer (the "Severance Period;")

8.1.2.
During the Severance Period, the Company shall continue to cover Mr. Harper under the medical and dental plans sponsored by the Company for its employees with the same coverage he had immediately prior to the termination of his employment, provided that Mr. Harper remits to the Company on a timely basis an amount equal to the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and the Company shall reimburse Mr. Harper for any medical premium expenses incurred by him hereunder within thirty days after the date of his payment thereof.  To the extent that any medical or dental expense or in-kind benefits provided for under this Section 8.1.2 are taxable to Mr. Harper in a given year, any such expense shall be reimbursed to Mr. Harper by the Company within thirty days of such expense being incurred by him, and any expenses reimbursed or in-kind benefits provided hereunder shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year.

8.1.3.
The Company shall pay Mr. Harper in the manner and at the time set forth in Exhibit A, a portion of any Base Deferred Salary and of any Incentive Bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment terminated, such portion to be based on the number of days during such year that he was an employee of the Company; and

8.1.4.	The Company shall permit him to purchase any insurance maintained by the Company for its own benefit on his life at its then cash surrender value.

The foregoing severance benefits are the only benefits and payments to which Mr. Harper is entitled that arise out of the termination of his employment under this Section 8.1.

8.2.
Definition of Without Cause.  Mr. Harper's employment shall be deemed to have been terminated by the Company Without Cause unless termination is for one of the reasons set forth in Section 8.5, below, by reason of his death or pursuant to Section 9.1, below.

8.3.
Termination for Permanent Disability.  The Company may terminate Mr. Harper's employment if he shall become permanently disabled.  Mr. Harper shall be considered to have become permanently disabled if during any consecutive twelve-month period, because of ill health, or physical or mental disability, he shall have been continuously unable to perform his duties under this Agreement, in whole or in substantial part, for one hundred eighty consecutive days.  The phrase "substantial part" means the inability of Mr. Harper to perform and devote at least eight hours per work day to the performance of his duties and responsibilities.

8.4.	Upon the Death of Mr. Harper. In the event of Mr. Harper's death during the term of this Agreement, his employment shall thereupon terminate and the Company shall pay his estate —

8.4.1.	His Base Payroll Salary then in effect through the date of his death to the extent not already paid; and

Joseph P. Harper, Sr. Employment Agreement — continued

8.4.2.
In the manner and at the time provided in Exhibit A, a portion of any Base Deferred Salary and any Incentive Bonus that he would have earned had he remained an employee through the end of the calendar year in which his death occurred, such portion to be based on the number of days during such year that he was an employee.

8.5.
Termination for Cause.  The Company may terminate Mr. Harper's employment for Cause (as defined below) by giving him written notice of termination.  In the event of the termination of Mr. Harper's employment for Cause, the Company shall pay him any accrued but unpaid Base Payroll Salary through the date of termination and any other legally-required payments through that date.  For the avoidance of doubt, no Base Deferred Salary and no Incentive Bonus shall be payable to him for the year in which his employment is terminated for Cause.

8.5.1.	Definition of Cause. For purposes of Section 8.5, "Cause" for termination of Mr. Harper's employment shall mean any one or more of the following:

(a)	Mr. Harper’s gross neglect of his duties, gross negligence in the performance of his duties, or his refusal to perform his duties.

(b)
Mr. Harper’s unsatisfactory performance of his duties that is not cured within thirty working days after written notice is given to him specifically identifying each reason why Mr. Harper’s performance is unsatisfactory and what he can do to cure such unsatisfactory performance.

(c)	Any act of theft or other dishonesty by Mr. Harper, including, but not limited to any intentional misapplication of the Company's or its affiliates' funds or other property.

(d)
Mr. Harper’s conviction of any criminal activity not described in Subsection (c), above, or participation in an activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company.

(e)	Mr. Harper’s immoderate use of alcohol and/or the use of non-prescribed narcotics that adversely and materially affects the performance of his duties.

9.	Termination by Mr. Harper.

9.1.
Voluntary Resignation.  Mr. Harper may resign his employment with the Company on ninety days' prior written notice to the Company (the "90-Day Notice Period.")  Upon receipt of a notice of resignation, the Company —

9.1.1.	May accelerate the effective date of Mr. Harper's resignation to any date within the 90-Day Notice Period; and/or

9.1.2.
May deem his notice of resignation a resignation by him of (i) any one or more of the offices then held by him in the Company; and (ii) any one or more of the directorships and offices then held by him in the Company's affiliates, in each case to be effective on any date or dates within the 90-Day Notice Period.

9.2.
In the event Mr. Harper's resignation becomes effective before the end of a calendar year, a portion of any Base Deferred Salary that he would have earned had he remained an employee through the end of such calendar year shall be paid to him in the manner and at the time set forth in Exhibit A, such portion to be based on the number of days during such year that he was an employee, but no Incentive Bonus shall be payable to him for such year.

9.3.
In the event that Mr. Harper's resignation becomes effective at or after the end of the calendar year in which he gave notice of his resignation, he shall be entitled to Base Deferred Salary and Incentive Bonus for the year in which he gave notice of his resignation to the same extent as if he had not given notice of his resignation.

Joseph P. Harper, Sr. Employment Agreement — continued

9.4.	No Incentive Bonus shall be payable to Mr. Harper with respect to the calendar year following the calendar year in which he gives notice of his resignation.

9.5.
Constructive Termination.  Mr. Harper may terminate his employment if (a) the Company commits a Breach (as defined below) of this Agreement; (b) Mr. Harper gives the Company detailed written notice of the Breach within thirty days after the occurrence thereof; and (c) the Company shall fail to cure the Breach within thirty days after the receipt of such notice or, if the nature of the Breach is such that it cannot practicably be cured in thirty days, if the Company shall fail to diligently and in good faith commence a cure of the Breach within such thirty-day period.

9.6.
In the event of the termination by Mr. Harper of his employment by reason of a Breach by the Company, the termination shall be deemed for purposes of this Agreement to be a termination by the Company Without Cause, and the Company shall be required to perform all of its obligations described in Section 8.1, above.

9.7.	For purposes of Section 9.5, above, "Breach" shall mean a material breach by the Company of any one or more of the material terms or conditions of this Agreement.

10.
Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed given by a party when hand delivered to the other party against a receipt therefor or when deposited with a delivery service that provides next-business-day delivery and proof of delivery, in either case addressed to the other party as follows:

If tothe Company at: Sterling Construction Company, Inc. 20810 Fernbush Lane Houston, Texas 77073 Attention: Board of Directors	With a copy to: Roger M. Barzun 60 Hubbard Street Concord, Massachusetts 01742
If to Mr. Harper, at his most recent home address as shown in the Company's employment records.

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

11.
Severability.  If any provision or part of a provision of this Agreement is finally declared to be invalid by any tribunal of competent jurisdiction, such part shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but, if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein.  In either case, the balance of any such provision and of this Agreement shall remain in full force and effect.  Notwithstanding the foregoing, however, no provision shall be deleted if it is clearly apparent under the circumstances that either or both of the parties would not have entered into this Agreement without such provision.

12.
Survival.  Notwithstanding the expiration or earlier termination of this Agreement or of Mr. Harper's employment for any reason, the terms and conditions of Section 6 (Confidential Information) and Section 7 (Non-Compete Obligations) above, and any other obligation of a party that by its terms is to be performed or is to have continued effect after such termination shall survive such expiration or termination.

13.	Proration. Any amount payable to Mr. Harper hereunder for a period shorter than the period for which it is provided herein shall be pro-rated on a daily basis using a 365-day year.

Joseph P. Harper, Sr. Employment Agreement — continued

14.	Miscellaneous.

14.1.
Entire Agreement.  This Agreement together with Exhibit A contains the entire understanding of the parties on the subject matter hereof; shall not be amended, except by written agreement of the parties signed by each of them; shall be binding upon, and inure to the benefit of, the parties and their successors, personal representatives and permitted assigns; and shall not be assignable by either party without the prior written consent of the other party, except that the Company may assign this Agreement to any entity acquiring all of the stock, business or assets of the Company, provided that the acquiror assumes all of the Company 's obligations hereunder.

14.2.	Construction.

14.2.1.
Each party has read and understood this Agreement and each party has had an opportunity to review this agreement with its or his counsel. Accordingly, each provision of this Agreement shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of such provision.

14.2.2.	The words "herein," "hereof," "hereunder," "hereby," "herewith" and words of similar import when used in this Agreement shall be construed to refer to this Agreement as a whole.

14.2.3.	An "affiliate" of the Company is any entity controlling, controlled by, or under common control with the Company.

14.3.
Prior Agreements.  No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade not expressly incorporated herein shall be binding on the parties.

14.4.
Waiver.  The failure to insist upon strict compliance with any term, covenant or condition contained herein shall not be deemed a waiver of such term, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.  No term or condition hereof shall be waived unless in writing by the party to be bound by such waiver;

14.5.	Captions. The captions of the paragraphs herein are for convenience only and shall not be used to construe or interpret this Agreement.

14.6.
Counterparts & Execution.  This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute but one and the same instrument.  This Agreement when signed by a party may be delivered by telecopier or other facsimile transmission with the same force and effect as if the same were an executed and delivered original manually-signed counterpart.

15.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or of any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than the State of Texas.

16.	Compliance with Section 409A of the Code.

16.1.
To the extent that any payment to Mr. Harper under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") this Agreement shall be operated in compliance with the applicable requirements of Section 409A of the Code ("Section 409A") and its corresponding regulations and related guidance with respect to the payment in question.  Notwithstanding anything in this Agreement to the contrary, any payment under this Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A.  To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law, and the Company may modify this Agreement in such a manner as to comply with such requirements without Mr. Harper's consent.

Joseph P. Harper, Sr. Employment Agreement — continued

16.2.
If Mr. Harper is a key employee (as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof)) except to the extent permitted under Section 409A, no benefit or payment that is subject to Section 409A (after taking into account all applicable exceptions to Section 409A, including but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service) shall be made under this Agreement on account of Mr. Harper's separation from service (as defined in Section 409A) with the Company until the later of —

16.2.1.	The date prescribed for payment in this Agreement; and

16.2.2.	The first day of the seventh calendar month that begins after the date of Mr. Harper's separation from service (or, if earlier, the date of his death.)

16.3.
All payments that were delayed by reason of the application of the date prescribed by Section 16.2.2, above (the "Section 16.2.2 Date") shall be aggregated and paid to Mr. Harper on the Section 16.2.2 Date in a lump sum together with interest computed from the date each such payment would have first been paid to him absent the application of the Section 16.2.2 Date until paid using the Non-LIBOR rate of interest the Company would have paid had it borrowed the amount of the payment under its revolving line of credit.  After the Section 16.2.2 Date, the Company shall pay any other amounts provided for herein to the extent and in the manner provided in this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Sterling Construction Company, Inc.

By:
	Patrick T. Manning	Joseph P. Harper, Sr.
Chairman & Chief Executive Officer

Joseph P. Harper, Sr. Employment Agreement — continued

EXHIBIT A

For purposes of this Exhibit A, "SCC" means the Company.
Title	Mr. Harper shall be elected annually President and Chief Operating Officer of the Company.
Duties and Responsibilities	Mr. Harper shall carry out the customary duties and responsibilities of a president and chief operating officer of a publicly-traded company.
Reporting Relationship	In carrying out those duties and responsibilities, Mr. Harper shall report to SCC's Board of Directors.
Base Payroll Salary
Mr. Harper's annualized Base Payroll Salary shall be $365,000, which shall be paid to him commencing as of July 19, 2007 in bi-weekly installments at the same time and in the same manner as other senior managers of the Company are paid their Base Payroll Salaries.

Base Deferred Salary
Mr. Harper's annualized Base Deferred Salary shall be $162,500 and shall be paid to him if in a given calendar year SCC achieves seventy-five percent of the EBITDA budgeted for such year provided that the budget was approved by the Board of Directors of SCC.

However, if 75% of budgeted EBITDA is achieved in 2007 —

For the period January 1 through and including July 18, 2007, Mr. Harper shall be paid an amount equal to 54.25% of his "bonus" under the Prior Agreement; and

For the period from and including the Effective Date through and including December 31, 2007, Mr. Harper shall be paid an amount equal to 45.75% of his Base Deferred Salary set forth above.

Incentive Bonus
Each calendar year including calendar year 2007, Mr. Harper shall be eligible to earn an Incentive Bonus of up to $162,500.

Of that amount —

• Sixty percent shall be paid to Mr. Harper if SCC achieves the fully-diluted earnings per share budgeted for such year provided that the budget was approved by the Board of Directors of SCC ("Budgeted EPS"); and

• Forty percent will be based upon the extent to which, if at all, Mr. Harper has achieved the personal goals and objectives established for him for such year , provided however, that for calendar year 2007, the forty percent portion of the Incentive bonus shall be awarded, if at all, in the sole discretion of the Compensation Committee.

The foregoing is in lieu of any "Additional Bonus" that might otherwise be payable under the Prior Agreement.

In determining whether Budgeted EPS has been achieved in a given year, any shares of common stock of SCC issued during such year otherwise than out of a reserve therefor that had been established at or before the approval of the budget shall be ignored.

Mr. Harper's personal goals and objectives for a given year shall be established in consultation with, shall be subject to final approval by, and the extent of their achievement shall be determined by SCC's Board of Directors and SCC's Compensation Committee.

Joseph P. Harper, Sr. Employment Agreement — continued

EBITDA
For purposes of this Agreement, EBITDA means the net income of SCC on a consolidated basis determined in accordance with generally accepted accounting principles for a given calendar year —

Plus Interest expense for the period;
Plus Depreciation and amortization expense for the period;
Plus Federal and state income tax expense incurred for the period;
Plus Extraordinary Items (to the extent negative) if any, for the period;
Minus Extraordinary Items (to the extent positive) if any;
Minus Interest income for the period;
Minus Any fees paid to non-employee directors; and

in calculating EBITDA for a given year, appropriate and equitable adjustment shall be made for any material changes in the Company’s business that occur during such year, such as an acquisition of a business or the sale of a part of the business.

Vacation	Mr. Harper shall be eligible to take so many days vacation per year as he believes is appropriate in light of the needs of the business.